Consent of Independent Auditors

       We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of BCAM International, Inc. for the registration of 8,300,000 shares of its common stock and to the incorporation by reference therein of our report dated February 27, 1997 (except Note 10, as to which the date is March 28, 1997), with respect to the consolidated financial statements and schedules of BCAM International, Inc. included in its Annual Report (Form 10-KSB) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


                                                            /s/Ernst & Young LLP

Melville, New York
September 4, 1997


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